EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

To Bairnco Corporation and Subsidiaries:

We have issued our reports dated March 15, 2007 accompanying the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of Statement No. 158, Statement No. 123 (revised 2004) and Staff Accounting Bulletin No. 108), and management’s assessment of the effectiveness of internal control over financial reporting (which report did not express an opinion on either management’s assessment or on the effectiveness of Bairnco Corporation’s internal control over financial reporting), included in the Annual Report of Bairnco Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Bairnco Corporation on Form S-8 (File No. 33-36330, effective July 18, 1990 and File No. 33-41313, effective, June 19, 1991).

Orlando, Florida

March 15, 2007